                                                                      EXHIBIT 12

                                 EARTHWEB INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                       Year
                                                Ended December 31,
                                         -------------------------------------
                                         1995   1996    1997    1998    1999
                                         ----  ------  ------  ------  -------

Net loss................................ (640) (2,046) (7,821) (8,970) (34,713)
Plus fixed charges:
 Interest expense.......................   16       3       3       4      542
 Assumed interest element included in
  rent expense(1).......................   31      56     130     192      589
                                         ----  ------  ------  ------  -------
Adjusted loss........................... (593) (1,987) (7,688) (8,774) (33,582)
Fixed charges...........................  (47)    (59)   (133)   (196)  (1,131)
                                         ----  ------  ------  ------  -------
                                         (640) (2,046) (7,821) (8,970) (34,713)
                                         ====  ======  ======  ======  =======

(1) Total rent expense for the period divided by three This is the portion of rental expense which the Company believes to be representative of interest.